Exhibit 99.1

Insmed Reports Second-Quarter 2024 Financial Results and Provides Business Update

—ARIKAYCE® (amikacin liposome inhalation suspension) Total Revenue of $90.3 Million for the Second
Quarter of 2024, Reflecting 17% Growth Over the Second Quarter of 2023—

—U.S. Launch Readiness for Brensocatib in Bronchiectasis Remains on Track with NDA Submission
Expected in the Fourth Quarter of 2024—

—Primary Endpoint for ENCORE Study of ARIKAYCE in Patients with Newly Diagnosed or Recurrent
MAC Lung Infection Agreed Upon with U.S. FDA—

—Company Reiterates 2024 Global ARIKAYCE Revenue Guidance in the Range of $340 Million to $360
Million, Reflecting Double-Digit Growth Compared to 2023—

BRIDGEWATER, N.J., August 8, 2024 /PRNewswire/ — Insmed Incorporated (Nasdaq: INSM), a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases, today reported financial results for the second quarter ended June 30, 2024, and provided a business update.

“The second quarter of 2024 marked a pivotal moment in Insmed’s history with positive topline data from the landmark Phase 3 ASPEN study. We were thrilled to deliver such promising news to the bronchiectasis community and to join them in celebrating these groundbreaking and long-awaited results,” said Will Lewis, Chair and Chief Executive Officer of Insmed. “Our focus now is on moving rapidly toward filing for regulatory approval of brensocatib and preparing to execute flawlessly on our commercial launches around the world, beginning in the U.S. in mid-2025, if approved. Behind these efforts, I am proud of how we are advancing other aspects of our business, including delivering our strongest quarter yet for ARIKAYCE with double-digit growth in our three commercial regions. We have a tremendous opportunity ahead and are excited to continue progressing toward the vision we set out for this company over a decade ago.”

Recent Pillar Highlights

Pillar 1: ARIKAYCE

•
ARIKAYCE global revenue grew 17% in the second quarter of 2024 compared to the second quarter of 2023, reflecting double-digit year-over-year growth in the U.S., Japan, and Europe and all-time revenue highs for each of these three regions.

•
The Company met with the U.S. Food and Drug Administration (FDA) in June and aligned on the primary endpoint for the Phase 3 ENCORE study in patients with newly diagnosed or recurrent Mycobacterium avium complex (MAC) lung infection who have not started antibiotics.

•	Insmed is targeting enrollment of 400 patients in the ENCORE study and expects to report topline data in the first quarter of 2026.

Pillar 2: Brensocatib

•
Insmed reported positive topline data from the Phase 3 ASPEN study of brensocatib in patients with bronchiectasis in May 2024. The study met its primary endpoint, with both dosage strengths of brensocatib demonstrating statistically significant reductions in the annualized rate of adjudicated pulmonary exacerbations versus placebo. The study also met several prespecified secondary endpoints with statistical significance, including the change from baseline in forced expiratory volume in 1 second (FEV1) for the 25 mg dose.

•
Based on these results, the Company plans to file a New Drug Application (NDA) with the FDA for brensocatib in patients with bronchiectasis in the fourth quarter of 2024. Pending regulatory approvals, Insmed anticipates a U.S. launch for brensocatib in mid-2025 and launches in Europe and Japan in the first half of 2026.

•
Additional positive results from the ASPEN study were presented in July 2024 at the 7th World Bronchiectasis Conference in Dundee, Scotland, including nominally significant findings for the 25 mg dose from two exploratory endpoints: change in post-bronchodilator forced vital capacity (FVC) and change in average daily bronchiectasis exacerbation and symptom tool (BEST) score, a novel symptom diary.

•	Insmed looks forward to presenting additional data from the ASPEN study, including prespecified subpopulation data, at CHEST 2024, taking place October 6-9 in Boston.
•
Insmed is advancing launch readiness activities in the U.S. and plans to have 120 new therapeutic specialists hired, trained, and in the field well in advance of launch, focused on bronchiectasis disease state awareness and education while also detailing ARIKAYCE.

•
The Company continues to enroll patients in the Phase 2b BiRCh trial of brensocatib in patients with chronic rhinosinusitis without nasal polyps (CRSsNP) and anticipates providing topline data from the study in the second half of 2025.

•	The Company anticipates activating the first U.S. sites in its Phase 2 study of brensocatib in patients with hidradenitis suppurativa (HS) by the end of 2024.

Pillar 3: TPIP

•
Insmed reported positive topline safety and tolerability data as well as certain exploratory efficacy endpoints from the Phase 2 study of treprostinil palmitil inhalation powder (TPIP) in patients with pulmonary hypertension associated with interstitial lung disease (PH-ILD) in May 2024.

•	The Company continues to anticipate initiating a Phase 3 study of TPIP in patients with PH-ILD in 2025.
•	Enrollment remains ongoing in the Phase 2 study of TPIP in patients with pulmonary arterial hypertension (PAH), with more than 75% of the target enrollment currently complete.
•	Insmed remains on track to report topline results from the PAH study in the second half of 2025.

Pillar 4: Early-Stage Research

•	Insmed’s early-stage research efforts include more than 30 identified pre-clinical programs in development, all of which have the potential to become first-in-class or best-in-class therapies.
•	The Company continues to anticipate the totality of its early-stage research programs will comprise less than 20% of overall spend.

Corporate Updates

•
During the second quarter of 2024, Insmed completed a public offering of 14,514,562 shares of common stock, including 1,893,203 shares issued pursuant to the exercise in full of the underwriters’ option to purchase additional shares. The Company’s net proceeds from the sale of the shares, after underwriting discounts and other estimated offering-related expenses, were $713.2 million.

•
In June 2024, the Company issued a notice of redemption for all $225 million aggregate principal amount of its outstanding 1.75% convertible senior notes due in January 2025, with a redemption date of August 9, 2024. As of August 7, 2024, 99.9% of the outstanding notes, or $224.7 million of the outstanding principal, had been converted into approximately 5.7 million shares of common stock in advance of the redemption date.

Second-Quarter 2024 Financial Results

•	Total revenue for the quarter ended June 30, 2024, was $90.3 million, reflecting 17% growth compared to total revenue of $77.2 million for the second quarter of 2023.
•
Total revenue for second-quarter 2024 included ARIKAYCE net sales of $63.8 million in the U.S., $21.1 million in Japan, and $5.4 million in Europe and rest of world. Second-quarter 2024 sales demonstrated year-over-year growth of 11% in the U.S., 35% in Japan, and 37% in Europe and rest of world, reflecting continued growth trends for ARIKAYCE in these regions.

•
Cost of product revenues (excluding amortization of intangibles) was $21.0 million for the second quarter of 2024, compared to $16.6 million for the second quarter of 2023, primarily reflecting increased sales volumes of ARIKAYCE.

•
Research and development (R&D) expenses were $146.7 million for the second quarter of 2024, compared to $197.0 million for the second quarter of 2023. The year-over-year decrease in R&D expenses was primarily driven by the non-cash cost of the Adrestia acquisition in the prior-year quarter.

•
Selling, general and administrative (SG&A) expenses for the second quarter of 2024 were $106.6 million, compared to $84.4 million for the second quarter of 2023. The year-over-year increase in SG&A expenses resulted primarily from increases in compensation and benefit-related expenses and stock-based compensation costs due to an increase in headcount.

•
The Company recorded a non-cash expense of $103.7 million in the second quarter of 2024, reflecting the change in fair value of deferred and contingent consideration liabilities associated with previous acquisitions, which primarily resulted from the increase in our share price during the quarter.

•	For the second quarter of 2024, Insmed reported a net loss of $300.6 million, or $1.94 per share, compared to a net loss of $244.8 million, or $1.78 per share, for the second quarter of 2023.

Balance Sheet, Financial Guidance, and Planned Investments

•	As of June 30, 2024, Insmed had cash and cash equivalents totaling $1,246.8 million.
•	Insmed is reiterating its guidance for full-year 2024 global ARIKAYCE revenues in the range of $340 million to $360 million, representing 15% year-over-year growth at the midpoint compared to 2023.
•
Insmed continues to anticipate that over 80% of total expenditures will be on its mid- to late-stage and commercial programs (ARIKAYCE, brensocatib, and TPIP), and that less than 20% of overall spend will be on its early-stage research programs, reflecting the Company’s historical approach to spending.

•	The Company plans to continue to invest in the following key activities in 2024:

(i)
commercialization and continued growth of ARIKAYCE in its current indication globally, as well as advancement of the clinical trial program intended to potentially support label expansion to include all patients with a MAC lung infection and to satisfy the post-marketing requirement for full approval of its current indication;

(ii)	advancement of brensocatib, including:
a.	activities related to regulatory filing and commercial launch readiness for bronchiectasis and
b.	the ongoing Phase 2 BiRCh trial in patients with CRSsNP and the anticipated Phase 2 program in HS;
(iii)	advancement of its clinical development programs for TPIP; and
(iv)	development of its early-stage research programs.

Conference Call

Insmed will host a conference call beginning today at 8:00 AM Eastern Time. Shareholders and other interested parties may participate in the conference call by dialing (888) 210-2654 (U.S.) and (646) 960-0278 (international) and referencing access code 7862189. The call will also be webcast live on the Company's website at www.insmed.com.

A replay of the conference call will be accessible approximately 1 hour after its completion through September 7, 2024, by dialing (800) 770-2030 (U.S.) and (609) 800-9909 (international) and referencing access code 7862189. A webcast of the call will also be archived for 90 days under the Investor Relations section of the Company's website at www.insmed.com.

INSMED INCORPORATED
Consolidated Statements of Net Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Product revenues, net	$90,340	$77,229	$165,840	$142,443

Operating expenses:
Cost of product revenues (excluding amortization of intangible assets)	20,964	16,594	38,421	30,424
Research and development	146,748	196,969	267,831	324,834
Selling, general and administrative	106,569	84,431	199,671	164,345
Amortization of intangible assets	1,263	1,263	2,526	2,526
Change in fair value of deferred and contingent consideration liabilities	103,700	13,500	91,800	4,000
Total operating expenses	379,244	312,757	600,249	526,129

Operating loss	(288,904)	(235,528)	(434,409)	(383,686)

Investment income	10,285	11,172	19,068	21,696
Interest expense	(21,267)	(20,619)	(42,309)	(40,622)
Change in fair value of interest rate swap	384	1,184	2,746	(349)
Other expense, net	(269)	(488)	(1,369)	(599)
Loss before income taxes	(299,771)	(244,279)	(456,273)	(403,560)

Provision for income taxes	838	530	1,427	1,013

Net loss	$(300,609)	$(244,809)	$(457,700)	$(404,573)

Basic and diluted net loss per share	$(1.94)	$(1.78)	$(3.02)	$(2.95)

Weighted average basic and diluted common shares outstanding	154,702	137,553	151,579	136,957

INSMED INCORPORATED
Consolidated Balance Sheets
(in thousands, except par value and share data)

	As of	As of
	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,246,799	$482,374
Marketable securities	-	298,073
Accounts receivable	40,300	41,189
Inventory	90,063	83,248
Prepaid expenses and other current assets	41,022	24,179
Total current assets	1,418,184	929,063

Fixed assets, net	72,777	65,384
Finance lease right-of-use assets	19,629	20,985
Operating lease right-of-use assets	16,406	18,017
Intangibles, net	61,178	63,704
Goodwill	136,110	136,110
Other assets	85,834	96,574
Total assets	$1,810,118	$1,329,837

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$290,844	$214,987
Current portion of long-term debt	224,448	-
Finance lease liabilities	2,782	2,610
Operating lease liabilities	6,077	8,032
Total current liabilities	524,151	225,629

Debt, long-term	946,825	1,155,313
Royalty financing agreement	158,377	155,034
Contingent consideration	101,500	84,600
Finance lease liabilities, long-term	25,588	27,026
Operating lease liabilities, long-term	11,666	11,013
Other long-term liabilities	3,193	3,145
Total liabilities	1,771,300	1,661,760

Shareholders' equity:
Common stock, $0.01 par value; 500,000,000 authorized shares, 166,666,599 and 147,977,960 issued and outstanding shares at June 30, 2024 and December 31, 2023, respectively	1,667	1,480
Additional paid-in capital	3,943,826	3,113,487
Accumulated deficit	(3,903,845)	(3,446,145)
Accumulated other comprehensive loss	(2,830)	(745)
Total shareholders' equity (deficit)	38,818	(331,923)
Total liabilities and shareholders' equity (deficit)	$1,810,118	$1,329,837

About ARIKAYCE

ARIKAYCE is approved in the United States as ARIKAYCE® (amikacin liposome inhalation suspension), in Europe as ARIKAYCE® Liposomal 590 mg Nebuliser Dispersion, and in Japan as ARIKAYCE® inhalation 590 mg (amikacin sulfate inhalation drug product). Current international treatment guidelines recommend the use of ARIKAYCE for appropriate patients. ARIKAYCE is a novel, inhaled, once-daily formulation of amikacin, an established antibiotic that was historically administered intravenously and associated with severe toxicity to hearing, balance, and kidney function. Insmed’s proprietary PULMOVANCE® liposomal technology enables the delivery of amikacin directly to the lungs, where liposomal amikacin is taken up by lung macrophages where the infection resides, while limiting systemic exposure. ARIKAYCE is administered once daily using the Lamira® Nebulizer System manufactured by PARI Pharma GmbH (PARI).

About PARI Pharma and the Lamira® Nebulizer System

ARIKAYCE is delivered by a novel inhalation device, the Lamira® Nebulizer System, developed by PARI. Lamira® is a quiet, portable nebulizer that enables efficient aerosolization of ARIKAYCE via a vibrating, perforated membrane. Based on PARI’s 100-year history working with aerosols, PARI is dedicated to advancing inhalation therapies by developing innovative delivery platforms to improve patient care.

About Brensocatib

Brensocatib is a small molecule, oral, reversible inhibitor of dipeptidyl peptidase 1 (DPP1) being developed by Insmed for the treatment of patients with bronchiectasis, CRSsNP, and other neutrophil-mediated diseases. DPP1 is an enzyme responsible for activating neutrophil serine proteases (NSPs), such as neutrophil elastase, in neutrophils when they are formed in the bone marrow. Neutrophils are the most common type of white blood cell and play an essential role in pathogen destruction and inflammatory mediation. In chronic inflammatory lung diseases, neutrophils accumulate in the airways and result in excessive active NSPs that cause lung destruction and inflammation. Brensocatib may decrease the damaging effects of inflammatory diseases such as bronchiectasis by inhibiting DPP1 and its activation of NSPs. Brensocatib is an investigational drug product that has not been approved for any indication in any jurisdiction.

About TPIP

Treprostinil palmitil inhalation powder (TPIP) is a dry powder formulation of treprostinil palmitil, a treprostinil prodrug consisting of treprostinil linked by an ester bond to a 16-carbon chain. Developed entirely in Insmed’s laboratories, TPIP is a potentially highly differentiated prostanoid being evaluated for the treatment of patients with PAH, PH-ILD, and other rare and serious pulmonary disorders. TPIP is administered in a capsule-based inhalation device. TPIP is an investigational drug product that has not been approved for any indication in any jurisdiction.

IMPORTANT SAFETY INFORMATION AND BOXED WARNING FOR ARIKAYCE IN THE U.S.

WARNING: RISK OF INCREASED RESPIRATORY ADVERSE REACTIONS

ARIKAYCE has been associated with an increased risk of respiratory adverse reactions, including hypersensitivity pneumonitis, hemoptysis, bronchospasm, and exacerbation of underlying pulmonary disease that have led to hospitalizations in some cases.

Hypersensitivity Pneumonitis has been reported with the use of ARIKAYCE in the clinical trials. Hypersensitivity pneumonitis (reported as allergic alveolitis, pneumonitis, interstitial lung disease, allergic reaction to ARIKAYCE) was reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (3.1%) compared to patients treated with a background regimen alone (0%). Most patients with hypersensitivity pneumonitis discontinued treatment with ARIKAYCE and received treatment with corticosteroids. If hypersensitivity pneumonitis occurs, discontinue ARIKAYCE and manage patients as medically appropriate.

Hemoptysis has been reported with the use of ARIKAYCE in the clinical trials. Hemoptysis was reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (17.9%) compared to patients treated with a background regimen alone (12.5%). If hemoptysis occurs, manage patients as medically appropriate.

Bronchospasm has been reported with the use of ARIKAYCE in the clinical trials. Bronchospasm (reported as asthma, bronchial hyperreactivity, bronchospasm, dyspnea, dyspnea exertional, prolonged expiration, throat tightness, wheezing) was reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (28.7%) compared to patients treated with a background regimen alone (10.7%). If bronchospasm occurs during the use of ARIKAYCE, treat patients as medically appropriate.

Exacerbations of underlying pulmonary disease has been reported with the use of ARIKAYCE in the clinical trials. Exacerbations of underlying pulmonary disease (reported as chronic obstructive pulmonary disease (COPD), infective exacerbation of COPD, infective exacerbation of bronchiectasis) have been reported at a higher frequency in patients treated with ARIKAYCE plus background regimen (14.8%) compared to patients treated with background regimen alone (9.8%). If exacerbations of underlying pulmonary disease occur during the use of ARIKAYCE, treat patients as medically appropriate.

Anaphylaxis and Hypersensitivity Reactions: Serious and potentially life-threatening hypersensitivity reactions, including anaphylaxis, have been reported in patients taking ARIKAYCE. Signs and symptoms include acute onset of skin and mucosal tissue hypersensitivity reactions (hives, itching, flushing, swollen lips/tongue/uvula), respiratory difficulty (shortness of breath, wheezing, stridor, cough), gastrointestinal symptoms (nausea, vomiting, diarrhea, crampy abdominal pain), and cardiovascular signs and symptoms of anaphylaxis (tachycardia, low blood pressure, syncope, incontinence, dizziness). Before therapy with ARIKAYCE is instituted, evaluate for previous hypersensitivity reactions to aminoglycosides. If anaphylaxis or a hypersensitivity reaction occurs, discontinue ARIKAYCE and institute appropriate supportive measures.

Ototoxicity has been reported with the use of ARIKAYCE in the clinical trials. Ototoxicity (including deafness, dizziness, presyncope, tinnitus, and vertigo) were reported with a higher frequency in patients treated with ARIKAYCE plus background regimen (17%) compared to patients treated with background regimen alone (9.8%). This was primarily driven by tinnitus (7.6% in ARIKAYCE plus background regimen vs 0.9% in the background regimen alone arm) and dizziness (6.3% in ARIKAYCE plus background regimen vs 2.7% in the background regimen alone arm). Closely monitor patients with known or suspected auditory or vestibular dysfunction during treatment with ARIKAYCE. If ototoxicity occurs, manage patients as medically appropriate, including potentially discontinuing ARIKAYCE.

Nephrotoxicity was observed during the clinical trials of ARIKAYCE in patients with MAC lung disease but not at a higher frequency than background regimen alone. Nephrotoxicity has been associated with the aminoglycosides. Close monitoring of patients with known or suspected renal dysfunction may be needed when prescribing ARIKAYCE.

Neuromuscular Blockade: Patients with neuromuscular disorders were not enrolled in ARIKAYCE clinical trials. Patients with known or suspected neuromuscular disorders, such as myasthenia gravis, should be closely monitored since aminoglycosides may aggravate muscle weakness by blocking the release of acetylcholine at neuromuscular junctions.

Embryo-Fetal Toxicity: Aminoglycosides can cause fetal harm when administered to a pregnant woman. Aminoglycosides, including ARIKAYCE, may be associated with total, irreversible, bilateral congenital deafness in pediatric patients exposed in utero. Patients who use ARIKAYCE during pregnancy, or become pregnant while taking ARIKAYCE should be apprised of the potential hazard to the fetus.

Contraindications: ARIKAYCE is contraindicated in patients with known hypersensitivity to any aminoglycoside.

Most Common Adverse Reactions: The most common adverse reactions in Trial 1 at an incidence ≥5% for patients using ARIKAYCE plus background regimen compared to patients treated with background regimen alone were dysphonia (47% vs 1%), cough (39% vs 17%), bronchospasm (29% vs 11%), hemoptysis (18% vs 13%), ototoxicity (17% vs 10%), upper airway irritation (17% vs 2%), musculoskeletal pain (17% vs 8%), fatigue and asthenia (16% vs 10%), exacerbation of underlying pulmonary disease (15% vs 10%), diarrhea (13% vs 5%), nausea (12% vs 4%), pneumonia (10% vs 8%), headache (10% vs 5%), pyrexia (7% vs 5%), vomiting (7% vs 4%), rash (6% vs 2%), decreased weight (6% vs 1%), change in sputum (5% vs 1%), and chest discomfort (5% vs 3%).

Drug Interactions: Avoid concomitant use of ARIKAYCE with medications associated with neurotoxicity, nephrotoxicity, and ototoxicity. Some diuretics can enhance aminoglycoside toxicity by altering aminoglycoside concentrations in serum and tissue. Avoid concomitant use of ARIKAYCE with ethacrynic acid, furosemide, urea, or intravenous mannitol.

Overdosage: Adverse reactions specifically associated with overdose of ARIKAYCE have not been identified. Acute toxicity should be treated with immediate withdrawal of ARIKAYCE, and baseline tests of renal function should be undertaken. Hemodialysis may be helpful in removing amikacin from the body. In all cases of suspected overdosage, physicians should contact the Regional Poison Control Center for information about effective treatment.

U.S. INDICATION

LIMITED POPULATION: ARIKAYCE® is indicated in adults, who have limited or no alternative treatment options, for the treatment of Mycobacterium avium complex (MAC) lung disease as part of a combination antibacterial drug regimen in patients who do not achieve negative sputum cultures after a minimum of 6 consecutive months of a multidrug background regimen therapy. As only limited clinical safety and effectiveness data for ARIKAYCE are currently available, reserve ARIKAYCE for use in adults who have limited or no alternative treatment options. This drug is indicated for use in a limited and specific population of patients.

This indication is approved under accelerated approval based on achieving sputum culture conversion (defined as 3 consecutive negative monthly sputum cultures) by Month 6. Clinical benefit has not yet been established. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

Limitation of Use: ARIKAYCE has only been studied in patients with refractory MAC lung disease defined as patients who did not achieve negative sputum cultures after a minimum of 6 consecutive months of a multidrug background regimen therapy. The use of ARIKAYCE is not recommended for patients with non-refractory MAC lung disease.

Patients are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1‑800‑FDA‑1088. You can also call the Company at 1-844-4-INSMED.

Please see Full Prescribing Information.

About Insmed

Insmed Incorporated is a people-first global biopharmaceutical company striving to deliver first- and best-in-class therapies to transform the lives of patients facing serious diseases. The Company is advancing a diverse portfolio of approved and mid- to late-stage investigational medicines as well as cutting-edge drug discovery focused on serving patient communities where the need is greatest. Insmed’s most advanced programs are in pulmonary and inﬂammatory conditions, including a therapy approved in the United States, Europe, and Japan to treat a chronic, debilitating lung disease. The Company’s early-stage research programs encompass a wide range of technologies and modalities, including gene therapy, AI-driven protein engineering, protein manufacturing, RNA end-joining, and synthetic rescue.

Headquartered in Bridgewater, New Jersey, Insmed has offices and research locations throughout the United States, Europe, and Japan. Insmed is proud to be recognized as one of the best employers in the biopharmaceutical industry, including spending three consecutive years as the No. 1 Science Top Employer. Visit www.Insmed.com to learn more.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. “Forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, are statements that are not historical facts and involve a number of risks and uncertainties. Words herein such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “intends,” “potential,” “continues,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) may identify forward-looking statements.

The forward-looking statements in this press release are based upon the Company’s current expectations and beliefs, and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance and achievements and the timing of certain events to differ materially from the results, performance, achievements or timings discussed, projected, anticipated or indicated in any forward-looking statements. Such risks, uncertainties and other factors include, among others, the following: failure to continue to successfully commercialize ARIKAYCE, our only approved product, in the U.S., Europe or Japan (amikacin liposome inhalation suspension, Liposomal 590 mg Nebuliser Dispersion, and amikacin sulfate inhalation drug product, respectively), or to maintain US, European or Japanese approval for ARIKAYCE; our inability to obtain full approval of ARIKAYCE from the FDA, including the risk that we will not successfully or in a timely manner complete the confirmatory post-marketing clinical trial required for full approval of ARIKAYCE, or our failure to obtain regulatory approval to expand ARIKAYCE’s indication to a broader patient population; failure to obtain, or delays in obtaining, regulatory approvals for brensocatib, TPIP or our other product candidates in the US, Europe or Japan or for ARIKAYCE outside the US, Europe or Japan, including separate regulatory approval for Lamira® in each market and for each usage; failure to successfully commercialize brensocatib, TPIP or our other product candidates, if approved by applicable regulatory authorities, or to maintain applicable regulatory approvals for brensocatib, TPIP or our other product candidates, if approved; uncertainties or changes in the degree of market acceptance of ARIKAYCE or, if approved, brensocatib or TPIP by physicians, patients, third-party payors and others in the healthcare community; our inability to obtain and maintain adequate reimbursement from government or third-party payors for ARIKAYCE or, if approved, brensocatib or TPIP, or acceptable prices for ARIKAYCE or, if approved, brensocatib or TPIP; inaccuracies in our estimates of the size of the potential markets for ARIKAYCE, brensocatib, TPIP or our other product candidates or in data we have used to identify physicians, expected rates of patient uptake, duration of expected treatment, or expected patient adherence or discontinuation rates; failure of third parties on which the Company is dependent to manufacture sufficient quantities of ARIKAYCE, brensocatib, or TPIP for commercial or clinical needs, to conduct the Company's clinical trials, or to comply with the Company's agreements or laws and regulations that impact the Company's business; the risks and uncertainties associated with, and the perceived benefits of, our secured senior loan with certain funds managed by Pharmakon Advisors L.P. and our royalty financing with OrbiMed Royalty & Credit Opportunities IV, LP, including our ability to maintain compliance with the covenants in the agreements for the senior secured loan and royalty financing and the impact of the restrictions on our operations under these agreements; our inability to create or maintain an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of ARIKAYCE or any of our product candidates that are approved in the future; failure to successfully conduct future clinical trials for ARIKAYCE, brensocatib, TPIP and our other product candidates and our potential inability to enroll or retain sufficient patients to conduct and complete the trials or generate data necessary for regulatory approval of our product candidates or to permit the use of ARIKAYCE in the broader population of patients with MAC lung disease, among other things; development of unexpected safety or efficacy concerns related to ARIKAYCE, brensocatib, TPIP or our other product candidates; risks that our clinical studies will be delayed, that serious side effects will be identified during drug development, or that any protocol amendments submitted will be rejected;  the risk that interim, topline or preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available or may be interpreted differently if additional data are disclosed, or that blinded data will not be predictive of unblinded data; risk that our competitors may obtain orphan drug exclusivity for a product that is essentially the same as a product we are developing for a particular indication; our inability to attract and retain key personnel or to effectively manage our growth; our inability to successfully integrate our recent acquisitions and appropriately manage the amount of management’s time and attention devoted to integration activities; risks that our acquired technologies, products and product candidates are not commercially successful; inability to adapt to our highly competitive and changing environment; inability to access, upgrade or expand our technology systems or difficulties in updating our existing technology or developing or implementing new technology; risk that we are unable to maintain our significant customers; risk that government healthcare reform materially increases our costs and damages our financial condition; business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises; risk that our current and potential future use of AI and machine learning may not be successful; deterioration in general economic conditions in the US, Europe, Japan and globally, including the effect of prolonged periods of inflation, affecting us, our suppliers, third-party service providers and potential partners; the risk that we could become involved in costly intellectual property disputes, be unable to adequately protect our intellectual property rights or prevent disclosure of our trade secrets and other proprietary information, and incur costs associated with litigation or other proceedings related to such matters; restrictions or other obligations imposed on us by agreements related to ARIKAYCE, brensocatib or our other product candidates, including our license agreements with PARI and AstraZeneca AB , and failure to comply with our obligations under such agreements; the cost and potential reputational damage resulting from litigation to which we are or may become a party, including product liability claims; risk that our operations are subject to a material disruption in the event of a cybersecurity attack or issue; our limited experience operating internationally; changes in laws and regulations applicable to our business, including any pricing reform and laws that impact our ability to utilize certain third parties in the research, development or manufacture of our product candidates, and failure to comply with such laws and regulations; our history of operating losses, and the possibility that we never achieve or maintain profitability; goodwill impairment charges affecting our results of operations and financial condition; inability to repay our existing indebtedness and uncertainties with respect to our ability to access future capital; and delays in the execution of plans to build out an additional third-party manufacturing facility approved by the appropriate regulatory authorities and unexpected expenses associated with those plans.

The Company may not actually achieve the results, plans, intentions or expectations indicated by the Company’s forward-looking statements because, by their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. For additional information about the risks and uncertainties that may affect the Company’s business, please see the factors discussed in Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Company filings with the Securities and Exchange Commission (SEC).

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release. The Company disclaims any obligation, except as specifically required by law and the rules of the SEC, to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact:

Investors:

Bryan Dunn
Executive Director, Investor Relations
Insmed
(646) 812-4030
bryan.dunn@insmed.com

Media:

Mandy Fahey
Vice President, Corporate Communications
Insmed
(732) 718-3621
amanda.fahey@insmed.com